                                                                                                                               Exhibit 10. 3

                                          EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is made as of December 10, 1999, between POTOMAC ELECTRIC POWER COMPANY (the "Company") and William T. Torgerson (the "Executive").

                                                            RECITALS:

The Board of Directors of Potomac Electric Power Company (the "Board of Directors") recognizes that outstanding management of the Company is essential to advancing the best interests of the Company, its shareholders and its subsidiaries. The Board of Directors believes that it is particularly important to have stable, excellent management at the present time. The Board of Directors believes that this objective may be achieved by giving key management employees assurances of financial security for a period of time, so that they will not be distracted by personal risks and will continue to devote their full time and best efforts to the performance of their duties.

The Human Resources Committee of the Board of Directors (the "Committee") has recommended, and the Board of Directors has approved, entering into amended and restated employment agreements with the Company's key management executives in order to achieve the foregoing objectives. Accordingly, this Agreement amends, restates and supercedes the employment agreement previously entered into between the Company and the Executive, dated August 1, 1995 (the "Prior Agreement"). Upon execution of this Agreement the Prior Agreement shall be of no further force or effect. The Executive is a key management executive of the Company and is a valuable member of the Company's management team. The Company acknowledges that the Executive's contributions to the past and future growth and success of the Company have been and will continue to be substantial. The Company and the Executive are entering into this Agreement to induce the Executive to remain an employee of the Company and to continue to devote his full energy to the Company's affairs. The Executive has agreed to continue to be employed by the Company under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings contained in this Agreement, the parties agree as follows:

1.     Employment. The Company will employ the Executive, and the Executive will continue in the employment of the Company, as an executive of the Company pursuant to the terms hereof, for a period of five (5) years from the date first set forth above, unless sooner terminated as provided herein; provided, however, that unless either party gives notice to the other that this Agreement shall not be renewed, this Agreement, and the Executive's employment hereunder, shall be automatically renewed for an additional five (5) years, commencing on the day after the five (5) year anniversary of the date first set forth above (such period, together with any renewals, hereinafter referred to as the "Term of this Agreement").

2.     Duties. The Company and the Executive agree that, during the Term of this Agreement, the Executive will serve in a senior management position with the Company. The Executive (i) will devote his knowledge, skill and best efforts on a full-time basis to performing his duties and obligations to the Company (with the exception of absences on account of illness or vacation in accordance with the Company's policies and civic and charitable commitments not involving a conflict with the Company's business), and (ii) will comply with the directions and orders of the Board of Directors of the Company with respect to the performance of his duties.

3.     Affiliates. Employment by an Affiliate of the Company or a successor to the Company will be considered employment by the Company for purposes of this Agreement, and termination of employment with the Company means termination of employment with the Company and all its Affiliates and successors. The term "Company" as used in this Agreement will be deemed to include Affiliates and successors. For purposes of this Agreement, the term Affiliate means the subsidiaries of Potomac Electric Power Company and other entities under common control with Potomac Electric Power Company.

4.     Compensation and Benefits.

(a) During the Term of this Agreement, while the Executive is employed by the Company, the Company will pay to the Executive the following salary and incentive awards for services rendered to the Company:

     (i) The Company will pay to the Executive an annual salary in an amount not less than the base salary in effect for the Executive as of the date on which this Agreement is executed (in the event the Executive's rate of annual base salary is increased, such increased rate shall not be decreased during the Term of this Agreement); and

     (ii) The Executive will be entitled to receive incentive awards if and to the extent that the
     Board of Directors determines in good faith that the Executive's performance merits payment of an award according to the terms of the incentive compensation plans applicable to senior executives of the Company.

If the Executive is employed by an Affiliate or a successor (as described in Section 3), the term "Board of Directors" as used in this Section 4(a) and in Section 5(a)(iii) means the Board of Directors of the Executive's employer.

(b) During the Term of this Agreement, while the Executive is employed by the Company, the Executive will be eligible to participate in a similar manner as other senior executives of the Company in retirement plans, fringe benefit plans and supplemental benefit plans and other plans and programs provided by the Company for its executives or employees from time to time.

5.     Termination of Employment.

(a) If the Company terminates the Executive's employment, other than for Cause (as defined in Section 7 below), during the Term of this Agreement, the Company will pay the Executive

     (i)  A lump sum payment equal to (3) three times: (X) the sum of the highest annual base salary rate in effect for the Executive at any time during the three-year period preceding employment termination, and (Y) the highest of (1) the annual target bonus for the year in which the termination of employment occurs, or (2) the highest annual bonus received by the Executive during the three calendar years preceding the calendar year in which the termination of employment occurs; and

     (ii)  Any unpaid salary through the date of employment termination, unpaid incentive award for the prior year and a pro-rated portion of the annual amount of incentive award for the year in which termination occurs (based on the target level of such award).

The lump sum payment will be paid within 30 days after the Executive's termination of employment. The incentive award for the year of termination of employment will be determined according to Section 5(i)(Y) above, unless the Board of Directors made a good faith final determination of the amount of the applicable incentive award before the Executive's termination of employment. If the Board of Directors made such a determination, the applicable incentive award will be computed according to the Board of Directors' determination.

(b) If the Company terminates the Executive's employment, other than for Cause, during the Term of this Agreement, the Executive will be entitled to receive the following additional benefits determined as of the date of his termination of employment:

     (i)  Any outstanding restricted stock that would become vested (that is, transferable and nonforfeitable) if the Executive remained an employee through the Term of this Agreement will become vested as of the date of the Executive's termination of employment (or as of the date described in the next sentence, if applicable). In addition, if the Company has agreed to award the Executive restricted stock at the end of a performance period, subject to the Company's achievement of performance goals, and the date as of which the restricted stock is to become vested falls within the Term of this Agreement, the stock will be awarded and become vested at the end of the performance period if and to the extent that the performance goals are met.

     (ii)  A supplemental retirement benefit equal to the difference between (A) the benefit the
     Executive is then qualified to receive under the Company's qualified defined benefit retirement plan (the "Retirement Plan"), any excess or supplemental retirement plans in which the Executive participates and/or other supplemental retirement benefits to which the
     Executive is entitled under any contract or agreement (together, the "SERP"), and (B) the benefit the Executive would be entitled to receive under the Retirement Plan and the SERP, assuming for all such benefit determinations: (I) that the Executive's Final Average
     Earnings are equal to the Executive's annual rate of base salary in effect in accordance with this Agreement immediately before the employment termination and the Executive's bonus is the highest annual bonus awarded to the Executive under the Company's Executive
     Incentive Compensation Plan for the three years preceding the year in which the termination occurs or, if higher, the target annual bonus for the year in which the termination occurs, and (II) that the Executive had reached age 62 and had completed 37 years of service (or, if higher, the actual age and years of service the Executive would have reached at the end of the Term of this Agreement in effect at the time of the employment termination).

          The Executive will begin receiving benefits from the Retirement Plan at the first early retirement date provided by the Retirement Plan. The Executive will also be provided any other benefits to retirees (i.e., medical and other welfare benefits) on the same terms as any retiree who has attained age 62 and completed 37 years of service (or, if higher, the
     Executive's actual age and the actual number of years of service the Executive had completed at the time of the employment termination).

     (iii) The Company shall continue to pay all premium amounts with respect to the Executive's policy under the Company's split dollar insurance program for the lesser of ten (10) years from the termination date or the period of time remaining until the Executive's Roll out
     Qualification Date, whichever first occurs.

(c) If the Executive voluntarily terminates employment with the Company during the Term of this Agreement under circumstances described in this subsection (c), the Executive will be entitled to receive the benefits described in subsections (a) and (b) above as if the Company had terminated the Executive's employment other than for Cause. Subject to the provisions of this subsection (c), these benefits will be provided if the Executive voluntarily terminates employment after (i) the Company reduces the Executive's base salary (except a reduction consistent and proportional with an overall reduction in management compensation, due to extraordinary business conditions, imposed on other senior executives of the Company), (ii) the Executive is not in good faith considered for incentive awards as described in Section 4(a)(ii), (iii) the Company fails to provide benefits as required by Section 4(b), (iv) the Company relocates the Executive's place of employment to a location further than 50 miles from Washington, DC, (v) the Company demotes the Executive to a position that is not a senior management position (other than on account of the Executive's disability, as defined in Section 6 below), or (vi) the Company notifies the Executive pursuant to Section 1 hereof that the Term of this Agreement shall not be extended for an additional five (5) year period. In order for this subsection (c) to be effective: (1) the Executive must give written notice to the Company indicating that the Executive intends to terminate employment under this subsection (c), (2) the Executive' s voluntary termination under this subsection must occur within 60 days after the Executive knows or reasonably should know of an event described in clause (i), (ii), (iii), (iv), or (v) above, or within 60 days after the last in a series of such events, and (3) the Company must have failed to remedy the event described in clause (i), (ii), (iii), (iv), or (v), as the case may be, within 30 days after receiving the Executive's written notice. If the Company remedies the event described in clause (i), (ii), (iii), (iv), or (v), as the case may be, within 30 days after receiving the Executive's written notice, the Executive may not terminate employment under this subsection (c) on account of the event specified in the Executive's notice. Termination under the circumstances above shall be deemed an involuntary termination without Cause for purposes of non-qualified benefit plans.

(d) Notwithstanding subsection (a), (b), (c) and (d) of this Section 5, if the independent public accountants for the Company (the "Accountants") determine that if the payment and/or benefits to be provided under subsections (a), (b), (c) and (d) of this Section 5 (and/or any other payments and/or benefits provided or to be provided to the Executive under any applicable plan maintained by the Company), program, agreement or arrangement maintained, contributed to or entered into by the Company or any group or entity whose actions result in a change of ownership or effective control (as those terms are defined in Code Section 280G and regulations promulgated thereunder) or any affiliate of the Company (a "Payment" or collectively "Payments") were provided to the Executive (x) the Executive would incur an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), and (y) the net after tax benefits to the Executive attributable to the Payments would not be at least $10,000 greater than the net after tax benefits that would accrue to the Executive if the Payments that which would otherwise cause the Executive to be subject to the Excise Tax were not provided, the Payments shall be reduced so that the Payments provided to the Executive are the greatest (as determined by the accountants) that may be provided without any such Payment being subject to the Excise Tax.

     (i) If the Payments are to be reduced under subsection 5(d), the Executive shall be given the opportunity to designate which Payments shall be reduced and in what order of priority.

          (I) If the Executive receives reduced Payments pursuant to the preceding subsection 5(d), or if it had been determined that no such reduction was required, but it nonetheless is established pursuant to the final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Section 5(d), the aggregate Payments to the Executive would result in any Payment being subject to the Excise Tax, and that a reduction pursuant to subsection 5(d) should have occurred, then the Executive shall be deemed for all purposes to have received a loan made on the date of the receipt of the Payments in an amount such that, after taking into consideration such loan, no portion of the aggregate Payments would be subject to the Excise Tax. The Executive shall have an obligation to repay such loan to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive's receipt of such loan until the date of such repayment.

          (II) If the Executive's payments are reduced or are to be reduced pursuant to subsection
          5(d) above, and it is determined that the Executive's Payments were or are to be reduced pursuant to subsection 5(d) to a greater extent than was or is necessary to avoid the Excise
          Tax or it is determined that the Executive's Payments should not be or should not have been reduced pursuant to subsection 5(d), then the Company shall promptly pay to the
          Executive the amount necessary so that, after such adjustment, the Executive will have received or be entitled to receive the maximum payments payable under this Section without any of the Payments being subject to the Excise Tax, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code).

(ii) Gross-Up Payment.

          (I) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any Payments would be subject to the Excise Tax or any interest or penalties are incurred and it is determined that the Payments should not be reduced pursuant to subsection 5(d), then the Executive shall be entitled to receive an additional payment (a
          AGross-Up Payment@) in an amount such that after payment by the Executive of all taxes
           (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto)
          and Excise Taxes imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (II) Subject to the provisions of subsection 5(d)(ii), all determinations required to be made under this subsection 5(d)(ii), including whether and when a Gross-Up Payment is required and the amount of such Gross-up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accountants, who shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accountants shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this subsection 5(d)(ii), shall be paid by the Company to the Executive within five days of the receipt of the Accountants= determination. Any determination by the Accountants shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Sections 280G and 4999 of the Code, at the time of the initial determination by the Accountants hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (AUnderpayment@) consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to subsection 5(d)(ii)(III) and the Executive thereafter is required to make a payment of any Excise Tax, the Accountants shall determine the amount of the
          Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (III) The Executive shall notify the Company in writing of any claim by the Internal
          Revenue Service that, if successful, would require the payment by the Company of the
          Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprize the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the
          30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                (A) give the Company any information reasonably requested by the Company relating to such claim,

                (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the
               Company,

                (C) cooperate with the Company in good faith in order effectively to contest such claim, and

                (D) permit the Company to participate in any proceedings relating to such claim;

          Provided, however, that the Company shall bear and pay directly all costs and expenses
          (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection 5(d)(ii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the
          Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the
          Company shall determine; PROVIDED, further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the
          Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company=s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be any other issue raised by the Internal Revenue Service or any other taxing authority.

          (IV) If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection 5(d)(ii)(III), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company=s complying with the requirements of subsection 5(d)(ii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).
          If after the receipt by the Executive of an amount advanced by the Company pursuant to subsection 5(d)(ii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of
          Gross-Up Payment required to be paid.

6.      Disability or Death. Upon the Executive's death or disability, the provisions of Sections 1, 2, 4, and 5 of this Agreement will terminate. This contract provides no additional benefits due to disability or death in addition to any death, disability and other benefit provided under the Company benefit plans in which the executive participates.

7.      Cause. For purposes of this Agreement, the term "Cause" means (i) intentional fraud or material misappropriation with respect to the business or assets of the Company, (ii) persistent refusal or willful failure of the Executive to perform substantially his duties and responsibilities to the Company other than an asserted responsibility which would give rise under Section 5 above to a right to terminate and have such termination considered an involuntary termination without Cause, which continues after the Executive receives notice of such refusal or failure, (iii) conduct that constitutes disloyalty to the Company, and that materially damages the property, business or reputation of the Company, or (iv) conviction of a felony involving moral turpitude.

8.      Termination. This Agreement shall terminate upon the successful completion of the Term of this Agreement. No additional payments are required by the termination of this Agreement. The Executive, if he has remained an employee during the Term of this Agreement and has attained a minimum of age 55 shall be considered vested in the benefits provided under the Company's Supplemental Executive Retirement Plan, Executive Performance Supplemental Retirement Plan and Supplemental Benefit Plan.

9.      Indemnification. The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

10.      Payment of Compensation and Taxes. All amounts payable under this Agreement (other than restricted stock, which will be paid according to the terms of the Company's Long-Term Incentive Plan) will be paid in cash, subject to required income and payroll tax withholdings.

11.      Assignment. The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company. If the Company is consolidated or merged with or into another corporation, or if another entity purchases all or substantially all of the Company's assets, the surviving or acquiring corporation will succeed to the Company's rights and obligations under this Agreement. The Executive's rights under this Agreement may not be assigned or transferred in whole or in part, except that the personal representative of the Executive's estate will receive any amounts payable under this Agreement after the death of the Executive.

12.      Rights Under this Agreement. The right to receive benefits under the Agreement will not give the Executive any proprietary interest in the Company or any of its assets. Benefits under the Agreement will be payable from the general assets of the Company, and there will be no required funding of amounts that may become payable under the Agreement. The Executive will for all purposes be a general creditor of the Company. The interest of the Executive under the Agreement cannot be assigned, anticipated, sold, encumbered or pledged and will not be subject to the claims of the Executive's creditors.

13.      Notice. For purposes of this Agreement, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive or his personal representative at his last known address. All notices to the Company must be directed to the attention of the Board of Directors. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

14.      Miscellaneous. To the extent not governed by federal law, this Agreement will be construed in accordance with the law of the State of Maryland without reference to its conflict of laws rules. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

WITNESS the following signatures.

POTOMAC ELECTRIC POWER COMPANY               EXECUTIVE

By:          JOHN M. DERRICK                                              WILLIAM T. TORGERSON
      Chairman of the Board and Chief                                           William T. Torgerson
                 Executive Officer